Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Reports Second Quarter 2013 Results

SAN DIEGO, CA – August 13, 2013 – Axesstel (OTCQB: AXST), a leading provider of wireless voice, broadband access and connected home solutions to the worldwide telecommunications market, reported results for its second quarter ended June 30, 2013.

Axesstel reported revenues for the second quarter of 2013 of $1.2 million and net loss of $2.5 million, or a loss of $0.10 per diluted share. This compares to revenues of $15.5 million and net income of $896,000, or earnings of $0.03 per diluted share, for the same period in the prior year.

Clark Hickock, CEO of Axesstel, stated, “The second quarter of 2013 was a ‘perfect storm’ for Axesstel, with several issues hitting us all at the same time. We experienced a drop in sales of our traditional products, a delay in the launch of our new product lines, and slow collection of receivables that impacted our cash and working capital position. While we did not anticipate the timing or concurrence of these events, they are each known risks inherent to our business, and we are aggressively managing our way through them. At the same time, and despite the launch delays, our new Home Alert products have generated opportunities that will be very significant if we can convert them to firm orders.”

“In Europe, our two largest gateway customers did not place any significant orders during the second quarter. One of these customers ordered their first half requirements in the first quarter and we expect follow-on orders from this customer in the third quarter. We expect full year orders from this customer to be comparable to last year. The other principal customer for our gateway products experienced slower than expected sell through of our gateway products

pg. 1

during the first half of 2013 and continues to work through accumulated inventory. Although we anticipate additional orders once it corrects its inventory levels, the yearly volume for this customer will fall significantly below our original expectations for 2013.”

“In North America, we are transitioning our wireline replacement terminal product line to next generation products. We have developed the next generation version of our base terminal with improved performance and a lower price point and are working to establish market share for this product with carriers in North America. In addition, we are nearing completion of a wireline replacement terminal that incorporates some of the functions of our Home Alert product line. We are working with Sprint and other customers on this device. We expected orders for these products to commence in the second quarter, but testing and launch have progressed slower than we originally anticipated, and we now expect orders to commence in the second half of 2013.”

“Finally, the rollout of our new Home Alert product line has progressed slower than originally anticipated. We have experienced some of the normal issues associated with the transition to a new product category. A minor warranty issue in the first quarter delayed the product launch in Africa. We corrected that issue in the second quarter. Those units are now being moved into the channel and are expected to launch during the third quarter, which should result in follow-on orders from those customers in Africa later in the second half of 2013. We are also continuing to demonstrate our Home Alert products to carriers in North America, Europe, and Latin America and are receiving significant interest. Testing and product launch have progressed slower than anticipated, but interest in the product line remains high, and we expect orders to come in later in the third quarter or fourth quarter of the year. Due to the elongated sales cycles with Tier 1 carriers in North America, we are pursuing an additional path to bring our new Home Alert product line directly to retail outlets through various mobile virtual network operators. This strategy allows for a more streamlined certification process, thereby quickening time to market.”

“We are not going to minimize the significance of our first half operating results. The net loss has had a significant impact on our working capital position. Nonetheless, we continue to have confidence in our long term strategic direction. We expect orders for our gateway and Home Alert products to build in the third quarter. We continue to receive high customer interest in our Home Alert products and are pursuing significant opportunities for this new product line which, if successful, could result in a strong fourth quarter. We continue to believe our new Home Alert product line, along with our new gateway and advanced terminal products, position the company well for growth in late 2013 and beyond,” Hickock concluded.

pg. 2

Financial Results

Revenues for the second quarter of 2013 were $1.2 million, compared to $15.5 million in the second quarter of 2012. Gross margin was $335,000, or 28 percent of revenue, for the second quarter compared to gross margin of $3.6 million, or 23 percent of revenue, in the same period last year. Second quarter 2013 operating expenses were $2.9 million compared to $2.3 million in the second quarter of 2012. Net loss for the quarter was $2.5 million, or a loss of $0.10 per diluted share, compared to second quarter 2012 net income of $896,000, or earnings of $0.03 per diluted share.

For the six months ended June 30, 2013, the company reported revenue of $11.3 million and gross margin of 29 percent, compared to $27.6 million and 25 percent, respectively, for the first half of 2012. Net loss for the first half of 2013 was $2.4 million, or a loss of $0.10 per diluted share, compared to a net income of $1.4 million, or earnings of $0.05 per diluted share, in the first half of 2012.

At June 30, 2013, cash and cash equivalents were $76,000, compared to $1.9 million at December 31, 2012. Working capital was a deficit of $4.8 million at June 30, 2013.

Pat Gray, chief financial officer, commented, “The reduction in cash is due in part to slow collection of accounts receivable. We started the quarter with $21.9 million of accounts receivable. We finished the quarter with an account receivable balance of $15.2 million, of which, $12.2 million was past due. We collected $7.7 million of accounts receivable during the quarter and an additional $3.0 million to date in the third quarter. We expect to collect the remaining receivables in the second half of 2013.”

The company has traditionally funded its operating requirements through cash flows from operations and bank financings. Axesstel ended the second quarter of 2013 with $6.0 million in bank financings, including $2.1 million under the company’s account receivable financing facility, and $3.9 million under two term loans with commercial banks in the United States and China. The recent net loss caused an event of default under the Company’s $2.25 million term loan facility, and the company is working with the bank on a forbearance arrangement and restructured repayment arrangement. Consequently, the company has reclassified the long term portion of the term loan to a short term liability at June 30, 2013.

pg. 3

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) today, August 13th, to discuss its second quarter 2013 financial results. Participating in the call will be Clark Hickock, chief executive officer; and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, investors may participate in the call by dialing 1-877-663-9622. International callers should dial 00-1-973-200-3973. The conference ID/password will be 23231102. Participants are encouraged to dial in 10 minutes prior to the call to prevent a delay in joining. If you are unable to participate in the call at that time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available at 7:30 p.m. ET today through Thursday, August 15th at 11:59 p.m. ET. To access the replay, please dial 1-855-859-2056. International callers should dial 00-1-404-537-3406. The pass code will be 23231102.

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider of wireless voice, broadband access and connected home solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes phones, wireline replacement terminals, security alert systems, and 3G and 4G broadband gateway devices. These products are used for voice calling, high-speed data access, and connected home management services. The company has supplied millions of devices to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2013 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited to the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, including the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix; Axesstel’s need to gain market

pg. 4

acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its contract manufacturers. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

- Tables to follow –

pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues	$1,218,060	$15,531,778	$11,342,492	$27,563,779
Cost of goods sold	882,808	11,902,010	8,040,421	20,757,140

Gross margin	335,252	3,629,768	3,302,071	6,806,639

Operating expenses
Research and development	740,578	495,775	1,437,137	1,071,834
Sales and marketing	597,070	647,366	1,256,182	1,385,091
General and administrative	1,556,151	1,182,221	2,867,948	2,184,389

Total operating expenses	2,893,799	2,325,362	5,561,267	4,641,314

Operating income (loss)	(2,558,547)	1,304,406	(2,259,196)	2,165,325

Interest expense, net	(189,871)	(361,895)	(401,396)	(725,546)
Other income	215,000	0	215,000	0

Income (loss) before income tax provision	(2,533,418)	942,511	(2,445,592)	1,439,779
Income tax provision	(4,000)	47,000	—	72,000

Net income (loss)	$(2,529,418)	$895,511	$(2,445,592)	$1,367,779

Earnings (loss) per share:
Basic	$(0.10)	$0.04	$(0.10)	$0.06

Diluted	$(0.10)	$0.03	$(0.10)	$0.05

Weighted average shares outstanding:
Basic	24,484,105	23,900,669	24,340,592	23,850,200
Diluted	24,484,105	26,330,869	24,340,592	25,921,637

pg. 6

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

ASSETS
	June 30, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$76,101	$1,875,487
Accounts receivable, net	15,151,458	15,198,752
Inventories, net	216,000	330,000
Prepayments and other current assets	463,778	460,726

Total current assets	15,907,337	17,864,965

Property and equipment, net	178,661	225,021
Other assets, net	283,452	74,076

Total assets	$16,369,450	$18,164,062

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$10,295,948	$10,203,148
Note payable - current, net of discount	322,000	1,850,000
Bank financings	6,016,619	3,477,007
Accrued commissions	631,000	633,000
Accrued royalties	1,382,000	1,389,000
Accrued warranties	350,000	350,000
Other accrued expenses and current liabilities	1,712,041	2,127,013

Total current liabilities	20,709,608	20,029,168

Long-term liabilities:
Note payable - long term, net of discount	4,689,000	5,096,000

Stockholders’ deficit	(9,029,158)	(6,961,106)

Total liabilities and stockholders’ deficit	$16,369,450	$18,164,062

pg. 7